Exhibit 10(a)

ASSET PURCHASE AGREEMENT

Agreement entered into on June 6, 2005, by and between ALFA FINANCIAL CORPORATION, an Alabama corporation (the “Seller”), and OFC SERVICING CORPORATION, a Georgia corporation (the “Buyer”). The Buyer and the Seller are referred to collectively as the “Parties.”

The Seller has conducted an equipment leasing business under the name OFC Capital, a division of Alfa Financial Corporation, since on or about April 1, 2000.

This Agreement contemplates a transaction in which (a) the Buyer will purchase a substantial part of the assets (and assume certain of the liabilities) of the Seller related to such equipment leasing business (the “OFC Business”), and (b) the parties will enter into certain other agreements related to the OFC Business.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. Definitions. In addition to other terms defined elsewhere in this Agreement, the following terms shall have the following meanings.

“Accounting Arbitrator” has the meaning set forth in Section 2(c)(3)(C) below.

“Acquired Assets” means all right, title, and interest in and to the following assets of the Seller: (a) the Finance Leases and all Finance Lease Equipment associated therewith, (b) the Perfect Pay Agreements, (c) the Acquired Receivables, (d) the usufruct in the Office Lease and all improvements, fixtures, and fittings thereon, (e) the FF&E, (f) the Seller Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (g) the Pre-Funded Leases and the Pending Leases, (h) the Prepaid Expenses and Other Receivables, (i) Seller’s claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (not including any such item relating to the payment of Taxes) to the extent that each such item relates to a Finance Lease, a Perfect Pay Agreement or a Pre-Funded Lease (the “Seller Intangible Rights”), and (j) Seller’s books, records, ledgers, files, documents, correspondence, lists, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials relating exclusively to the other Acquired

Assets identified in items (a) through (i) above, provided that Seller may retain copies of all such materials. For the avoidance of doubt, the term “Acquired Assets” does not include repossessed assets acquired by the Seller in connection with the OFC Business, Excluded Leases, Previously Transferred Leases, or any other Retained Assets.

“Acquired Receivables” means the Seller’s accounts receivable under the Finance Leases and under the Perfect Pay Agreements.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the capital stock having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such person whether by contract or otherwise. Notwithstanding anything herein to the contrary, the Seller’s ownership of equity of the Buyer’s parent corporation, MidCountry Financial Corp., shall be disregarded for purposes of determining the Affiliates of each of the Buyer and the Seller.

“Assumed Liabilities” means all obligations and Liabilities of the Seller of whatever nature under and with respect to the Finance Leases, the Perfect Pay Agreements, the Acquired Receivables, the Pre-Funded Leases, the Pending Leases, the Office Lease, the Seller Intellectual Property, the Prepaid Expenses, the Other Receivables, the FF&E and the Seller Intangible Rights; provided, however, that the Assumed Liabilities shall not include (1) any Liability of the Seller for Taxes for any period ending on or before the Closing Date, other than with respect to sales Taxes as set forth in Section 2(h), (2) any Liability of the Seller for the unpaid Taxes of any Person (other than the Seller) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, (3) any obligation of the Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of the Seller or was serving at the request of any the Seller as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise), (4) any Liability of the Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, except as expressly set forth in the Seller Financing Documents, (5) any Liability or obligation of the Seller under this Agreement, including the repurchase and indemnification obligations pursuant to Section 5, or (6) any other Liability of the Seller not expressly covered in this definition of Assumed Liabilities. For the avoidance of doubt, the Assumed Liabilities include any and all recourse and repurchase obligations of the Seller under the UNL Leases and the Perfect Pay Agreements, and the Seller’s Liabilities associated with security deposits under the Finance Leases, Perfect Pay Agreements and UNL Leases.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in the State of Georgia are authorized or required to close.

“Buyer Affiliate Regulatory Approvals” means (1) the approval of the Office of Thrift Supervision for changes to the business plan of Buyer’s parent corporation, MidCountry Financial Corp., necessitated by the transactions contemplated hereby, and (2) the approval (either by affirmative approval or non-objection) of the Office of Thrift Supervision and the Federal Deposit Insurance Corporation for the notice of Buyer’s Affiliate, OFC Capital Corporation, that it intends to engage in the equipment leasing business.

“Buyer Credits” means an amount equal to the sum of (1) the unapplied advanced lease payments held by the Seller with respect to the Pending Leases as shown on Schedule 1.5 as of the Closing Date, plus (2) the outstanding sales taxes due from the lessees and borrowers under the Finance Leases and Perfect Pay Agreements as of the Closing Date, plus (3) all funds held by the Seller as of the Closing Date as collateral under the Perfect Pay Agreements, typically referred to as “reserves” in the Perfect Pay Agreements, as shown on the Reserve Listing, plus (4) all funds held by the Seller as of the Closing Date as collateral for the Seller’s recourse obligations under the UNL Leases, as shown on the Reserve Listing, plus (5) the total future funding obligations under Finance Leases as reflected on Schedule 1.7.

“Closing” has the meaning set forth in Section 2(f) below.

“Closing Date” has the meaning set forth in Section 2(f) below.

“Closing Date Payment” has the meaning set forth in Section 2(c)(2) below.

“Conclusive Statement” has the meaning set forth in Section 2(c)(3)(C) below.

“Confidential Information” means any information concerning the Acquired Assets and Assumed Liabilities that is not already generally available to the public.

“Confidentiality Agreement” means the Confidentiality Agreement between MidCountry Financial Corp. and the Seller dated November 15, 2004.

“Contract Trial Balance” means a listing of the entire portfolio of Finance Leases and Perfect Pay Agreements from the Classic Financial Systems, Inc. Computerized Lease Accounting Solution Software, showing for each Finance Lease and Perfect Pay Agreement the gross current contract receivable, gross noncurrent contract receivable, unearned income, unguaranteed residual balance, unearned income for the unguaranteed residual, security deposit and suspense balance. As an example, a Contract Trial Balance listing all Finance Leases and Perfect Pay Agreements, as well as all Excluded Leases, as of February 28, 2005 is attached hereto as Schedule 1.1. The Contract Trial Balance that will be prepared as of the Closing Date in accordance with Section 2(c)(3) will include all of the Finance Leases and Perfect Pay Agreements, but will not include any Excluded Leases.

“Defaulted Receivable” means an Acquired Receivable related to either a Past Due Lease or a VenCore Receivable as to which the applicable lessee or borrower: (a) has failed to make scheduled monthly payments for a period of ninety (90) days or more or (b) has become insolvent, admitted or shown an inability to pay its debts as they mature, made an assignment for the benefit of creditors, or instituted or has had instituted against it any proceeding under the federal bankruptcy code or applicable receivership laws if such proceeding is not withdrawn or dismissed within sixty (60) days.

“Disclosure Schedule” has the meaning set forth in Section 3 below.

“Excluded Leases” means (a) all of the Seller’s leases, installment sales contracts, loans, notes and/or security agreements and rental contracts whose payments owed to the Seller are now or have been during the term of the applicable lease or note 90 days or more past due, (b) all of the Seller’s leases, installment sales contracts, loans, notes and/or security agreements and rental contracts where the applicable lessee or borrower has filed for bankruptcy protection, (c) the NorVergence Leases, (d) each of Seller’s leases, installment sales contracts, loans, notes and/or security agreements and rental contracts that is the subject of a lawsuit to which the Seller is a party, (e) the Previously Transferred Leases, and (f) the Hudson Machinery Leases.

“FF&E” means all furniture, fixtures and equipment that is both owned by the Seller and used exclusively in the operation of the OFC Business at its offices at 576 Colonial Park, Roswell, Georgia 30075. Schedule 1.2 hereto lists all FF&E as of February 28, 2005.

“Finance Lease Equipment” means all equipment and other property now or hereafter covered by a Finance Lease.

“Finance Leases” means all of the Seller’s leases, installment sales contracts, loans, notes and/or security agreements and rental contracts (whether originated by the Seller or acquired by the Seller after origination), including all schedules, riders, addenda or supplements thereto, other than the Perfect Pay Agreements, Pre-Funded Leases and Pending Leases and specifically excluding the Excluded Leases; provided, however, that all of Seller’s UNL Leases with Enterprise and Fisher-Anderson will be Finance Leases, regardless of whether they would have otherwise been Excluded Leases pursuant to the definition of that term set forth in this Agreement. For transactions involving master lease agreements and schedules, the Finance Lease includes both the master lease agreement and the relevant schedules.

“Force Majeure” means acts of nature or acts of third parties that can be neither anticipated nor controlled that prevent a Party from discharging its obligations under this agreement.

“Hudson Machinery Leases” means all of the leases assumed by Seller under which Hudson Machinery Corp. (predecessor to USM Corporation) is the original lessor.

“Inactive Master Agreements” means all of the Seller’s master leases, installment sales contracts, loans, notes and/or security agreements and rental contracts that are still in effect but under which there are not currently outstanding leases, loans or amounts owed to the Seller.

“Intellectual Property” means (a) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (b) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (c) all mask works and all applications, registrations, and renewals in connection therewith, and (d) all other similar proprietary rights.

“Knowledge” of Seller means the actual knowledge of Robert E. Leas, Claudine Aquillon, Lorraine Kirby, Alfred E. Schellhorn, Gordon T. Carter, Mike Rowell, Ralph Forsythe and Bill Harper.

“Liability” means any debt, obligation or other liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Loss” means an amount equal to the outstanding Net Book Value of any Defaulted Receivable, minus any Recoveries received with respect to such Defaulted Receivable, plus the Buyer’s out-of-pocket expenses incurred in attempting to collect such Defaulted Receivable pursuant to Section 5(b)(3).

“Net Book Value” means (a) with respect to each Acquired Receivable, as shown on a Contract Trial Balance as of the applicable date, the outstanding aggregate gross current and noncurrent contract receivables, , less the unearned income, plus the unguaranteed residual, less the unearned income on the guaranteed residual, and less the suspense balance, or (b) with respect to the FF&E, $119,000 minus $6,700 per month beginning with March 2005 through and including the month in which Closing occurs, and plus or minus the value net of depreciation of any FF&E that is purchased or sold by the Seller between the date hereof and Closing.

“NorVergence Leases” means all of the leases assumed by Seller under which NorVergence, Inc. is the original lessor.

“OFC” means OFC Capital, a division of Alfa Financial Corporation.

“Office Lease” means that certain Agreement of Lease dated January 25, 1999 by and between Heide Lot, L.L.C. and OFC Capital Corporation, as amended by First Amendment to Lease Agreement dated June 1, 1999, Second Amendment to Lease Agreement dated December 10, 2001, and Second Amendment to Lease Agreement dated May 18, 2005.

“Offline Residuals” means those items of equipment or other collateral in which the Seller retains an interest despite having sold its interest in the associated lease, installment sales contract or rental contract to a third party.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Other Receivables” means the Seller’s receivables listed on Schedule 1.3.

“Past Due Leases” means collectively each Finance Lease and Perfect Pay Agreement under which a payment owed to Seller is 30 days or more past due as of the Closing Date or has ever been 30 days or more past due at any time prior to the Closing Date, but under which no such payment has ever been 90 days or more past due at any time prior to the Closing Date; provided, however, that the Perfect Pay Agreements between the Seller and AXIS Capital, Inc. are not Past Due Leases, even though they may have in the past been erroneously flagged as 30 or more days past due in the Seller’s system. Schedule 1.4 hereto lists all Past Due Leases as of February 28, 2005.

“Pending Lease” means any lease agreement that has been entered into by the Seller and a lessee that has not yet been finally accepted by the Seller and is, therefore, not on a Contract Trial Balance. Schedule 1.5 hereto lists all Pending Leases as of February 28, 2005.

“Perfect Pay Agreements” means all of the Seller’s loans, notes, sales contracts, leases, rental contracts and security agreements with the Perfect Pay Counterparties. For transactions involving master agreements and schedules, the Perfect Pay Agreement includes both the master agreement and the relevant schedules.

“Perfect Pay Counterparty” means each of the Persons listed on Schedule 1.6.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency, or political subdivision thereof, or any other entity.

“Pre-Funded Lease” means any lease transaction in which, as of the Closing Date, the Seller has advanced partial funding of the full lease amount, with an obligation to fund the remainder after the Closing Date, and the lessee has entered into a lease therefor. Schedule 1.7 hereto lists all Pre-Funded Leases as of February 28, 2005.

“Prepaid Expenses” means those expenses of Seller identified on Schedule 1.8.

“Previously Transferred Leases” means all leases, installment sales contracts, loans, notes and/or security agreements and rental contracts that the Seller has transferred to another Person before Closing but for which the Seller has retained the servicing obligations.

“Purchase Price” has the meaning set forth in Section 2(c)(1) below.

“Recoveries” means all amounts received by Servicer with respect to Defaulted Receivables, whether through repossession and sale of the related Finance Lease Equipment or otherwise.

“Repurchase Price” means 100% of the Net Book Value of the Defaulted Receivable as of the repurchase date, less any related security deposit amount, the related Liability for which the Seller will assume.

“Reserve Listing” means a list of all funds held by the Seller as collateral under the Perfect Pay Agreements, typically referred to as “reserves” in the Perfect Pay Agreements, and all funds held by the Seller as collateral for the Seller’s recourse obligations under the UNL Leases. Schedule 1.9 is a Reserve Listing as of February 28, 2005, which the parties agree is an estimate; the actual Reserve Listing prepared in accordance with Section 2(c)(3) will be actual amounts as of the Closing Date.

“Resolution Period” has the meaning set forth in Section 2(c)(3)(B) below.

“Revised Settlement Statement” has the meaning set forth in Section 2(c)(3)(A) below.

“Retained Assets” means all assets of the Seller that are not Acquired Assets, including the Excluded Leases, the repossessed assets acquired by the Seller in connection with the OFC Business, the Offline Residuals, and Seller’s reserves associated with the Excluded Leases and the Finance Leases other than the UNL Leases.

“Retained Liability” means any Liability of the Seller that is not an Assumed Liability.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Seller Financing Documents” means collectively the Loan and Security Agreement to be entered into at the Closing between the Buyer and the Seller, the Term Note to be executed and delivered at Closing by the Buyer, the Guaranty to be executed and delivered at Closing by the Buyer’s parent corporation, MidCountry Financial Corp., and the Pledge Agreement to be entered into at the Closing between the Seller and MidCountry Financial Corp., each substantially in the form of Exhibit A attached hereto, and all documents, certificates and instruments referenced therein.

“Seller Intellectual Property” means all of the Intellectual Property owned or licensed by the Seller and used exclusively in connection with the OFC Business as listed in Schedule 1.10.

“Servicer” means the Buyer in its capacity as servicer or subservicer under the Servicing Agreements.

“Servicing Agreement” means the Servicing Agreement between the Seller and the Buyer to be entered into at the Closing, in substantially the form of Exhibit B attached hereto.

“Settlement Statement” has the meaning set forth in Section 2(c)(2) below.

“Subservicing Agreement” means the Subservicing Agreement between the Seller and the Buyer to be entered into at the Closing, in substantially the form of Exhibit C attached hereto.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, leasing, personal property, sales, use, transfer, registration or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Term Note” has the meaning set forth in Section 2(c)(2) below.

“Transferred Employees” means all of the Seller’s full-time, part-time and temporary employees (employed by Seller’s Affiliate, Alfa Mutual Insurance Company) who work exclusively in the OFC Business and are listed on Schedule 1.11.

“UNL Leases” means those Finance Leases that are under ultimate net loss agreements. Schedule 1.12 lists all UNL Leases as of February 28, 2005.

“Updated Schedules” has the meaning set forth in Section 2(c)(3)(A) below.

“Vehicle Leases” means those Finance Leases for which the collateral includes a titled motor vehicle. Schedule 1.13 lists all Vehicle Leases as of February 28, 2005.

“VenCore Receivables” means the receivables due under the Master Loan and Security Agreement between VenCore Solutions LLC and Seller, dated as of May 14, 2004, which is one of the Perfect Pay Agreements. Schedule 1.14 lists all VenCore Receivables as of February 28, 2005.

2. Basic Transaction.

(a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this Section 2. The Seller will not sell to the Buyer, and the Buyer will not acquire, however, any other asset of the Seller not included within the definition of Acquired Assets.

(b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability of the Seller not included within the definition of Assumed Liabilities.

(c) Purchase Price.

(1) Determination of Purchase Price. In addition to assuming the Assumed Liabilities, the Buyer agrees to pay to the Seller an amount (the “Purchase Price”) equal to the sum of (A) 100% of the aggregate Net Book Value of all Acquired Receivables as of close of business on the Closing Date, plus (B) $1,000,000, plus (C) the Net Book Value of the FF&E as of the Closing Date, plus (D) the amount of the Prepaid Expenses and the Other Receivables as of close of business on the Closing Date, plus (E) the aggregate amount paid by the Seller under the Pre-Funded Leases prior to Closing, less (F) the Buyer Credits as of close of business on the Closing Date. The Purchase Price, plus the interest described in Section 2(e), is payable as set forth below.

(2) Closing Date Payment. At the Closing, the Buyer shall pay to the Seller $77,550,238.71 (the “Closing Date Payment”), which is the Purchase Price computed as of February 28, 2005 as set forth on the settlement statement attached hereto as Schedule 2 (the

“Settlement Statement”). Such Closing Date Payment shall be paid by (i) the Buyer delivering to the Seller a promissory note (the “Term Note”) in accordance with the Seller Financing Documents in the principal amount of $75,755,929.52, and (ii) the Buyer paying to the Seller the amount of $1,794,309.19 in cash.

(3) Post-Closing Adjustment. The Closing Date Payment shall be adjusted in accordance with the following procedure:

(A) Not later than 20 days after the Closing Date, the Buyer will prepare and deliver to the Seller updated schedules as follows, in each case as of the close of business on the Closing Date (collectively, the “Updated Schedules”):

Schedule 1.1	Contract Trial Balance
Schedule 1.2	FF&E
Schedule 1.3	Other Receivables
Schedule 1.4	Past Due Leases
Schedule 1.5	Pending Leases
Schedule 1.7	Pre-Funded Leases
Schedule 1.8	Prepaid Expenses
Schedule 1.9	Reserve Listing
Schedule 1.12	UNL Leases
Schedule 1.13	Vehicle Leases
Schedule 1.14	VenCore Receivables
Schedule 5	Recourse Pool

The Updated Schedules will be accompanied by a revised Settlement Statement, computing the Purchase Price as of close of business on the Closing Date (the “Revised Settlement Statement”).

(B) After receipt of the Updated Schedules and Revised Settlement Statement, the Seller will have 15 days to review the Updated Schedules and Revised Settlement Statement. During such 15 day period, Buyer will, and will cause its representatives to, make available to Seller and its representatives on a timely basis all books, records and appropriate personnel to provide Seller and its representatives with such information regarding the Updated Schedules and Revised Settlement Statement as Seller and its representatives may reasonably request. Unless Seller delivers written notice to Buyer setting forth the specific items disputed by Seller on or prior to the 15th day after its receipt of the Updated Schedules and Revised Settlement Statement, Seller will be deemed to have accepted and agreed to the Updated Schedules and Revised Settlement Statement and such agreement will be final and binding. If Seller so notifies Buyer of its objections to the Updated Schedules and Revised Settlement Statement, Buyer and Seller will, within 30 days following such notice (the “Resolution Period”), attempt to resolve their differences.

(C) If Buyer and Seller do not resolve all disputed items set forth in the Updated Schedules and Revised Settlement Statement by the end of the Resolution Period, then Buyer and Seller shall mutually select a public accounting firm that is independent of each of Seller and Buyer (the “Accounting Arbitrator”) as expeditiously as practicable, and all items remaining in dispute will be submitted to the Accounting Arbitrator by the parties, in writing, within 30 days after the selection of the Accounting Arbitrator. The failure by either Seller or Buyer to submit a statement regarding any items remaining in dispute within such 30 day period shall be deemed a waiver by such party of its right to do so. The Accounting Arbitrator shall act as an arbitrator to determine only those items in dispute. All fees and expenses relating to the work, if any, to be performed by the Accounting Arbitrator will be allocated between Buyer and Seller in the same proportion that the aggregate amount of the disputed items so submitted to the Accounting Arbitrator that is unsuccessfully disputed by each such party (as finally determined by the Accounting Arbitrator) bears to the total amount of such disputed items so submitted. The Accounting Arbitrator will deliver to Buyer and Seller a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination) of the disputed items within 30 days of receipt of the disputed items, which determination will be final, binding and conclusive. The final, binding and conclusive Updated Schedules and Revised Settlement Statement, which either are agreed upon by Seller and Buyer or are delivered by the Accounting Arbitrator in accordance with this Section 2(c)(3), will be the “Conclusive Statement.”

(D) If the Purchase Price as of close of business on the Closing Date as indicated on the Conclusive Statement exceeds the Closing Date Payment, then within three Business Days after the parties obtain the Conclusive Statement, the Buyer shall pay such excess to the Seller by (i) executing and delivering to the Seller an additional Term Note with a principal amount equal to ninety-five percent (95%) of the amount by which the Net Book Value of the Acquired Receivables on the Conclusive Statement exceeds such Net Book Value on the Settlement Statement, and (ii) paying the remainder of such excess to the Seller in cash. At the same time, the Buyer shall also pay to the Seller the interest required by Section 2(e).

(E) If the Closing Date Payment exceeds the Purchase Price as of close of business on the Closing Date as indicated on the Conclusive Statement, then within three Business Days after the parties obtain the Conclusive Statement, the Seller shall pay such excess to the Buyer by (i) accepting from the Buyer an additional Term Note with a principal amount equal to ninety-five percent (95%) of the amount by which the Net Book Value of the Acquired Receivables on the Settlement Statement exceeds such Net Book Value on the Conclusive Statement, and (ii) paying the remainder of such excess to the Buyer in cash. At the same time, the Seller shall also pay to the Buyer the interest required by Section 2(e).

(F) Any excess amount paid by the Buyer or the Seller in accordance with Section 2(c)(3)(D) or 2(C)(3)(E) shall be treated as an adjustment to the Purchase Price for all Tax purposes by the Seller and the Buyer.

(d) Seller Financing. In accordance with the provisions of Section 2.3(c), the Seller shall finance a portion of the Purchase Price equal to 95% of the Net Book Value of the Acquired Receivables, on the terms set forth in the Seller Financing Documents.

(e) Interest Due; Cash Payments. The full amount of any excess paid by either the Buyer pursuant to Section 2(c)(3)(D) or the Seller pursuant to Section 2(c)(3)(E) shall bear interest at the annual rate of 3.75% (computed on the basis of a 360-day year) for the number of days from and including the Closing Date, through and including the date of payment. Each payment of cash required under this Agreement shall be paid in U.S. dollars by means of a wire transfer of immediately available funds.

(f) The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Womble Carlyle Sandridge & Rice PLLC in Atlanta, Georgia, on the last Business Day of the first month in which all conditions set forth in Section 7 (other than conditions with respect to actions the respective Parties will take at the Closing itself) have been satisfied or waived, or such other date as may be determined by mutual agreement of the Parties (the “Closing Date”).

(g) Deliveries at the Closing. At the Closing,

(1) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below;

(2) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 7(b) below;

(3) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer:

(A) an Assignment and Assumption Agreement for the Finance Leases and associated Finance Lease Equipment, the Perfect Pay Agreements, and the Pre-Funded Leases, the Pending Leases, the Prepaid Expenses, the Other Receivables and the Seller Intangible Rights, substantially in the form of Exhibit D hereto (the “Assignment and Assumption Agreement”), together with the sole executed original chattel paper for each Finance Lease, Perfect Pay Agreement, Pre-Funded Lease and Pending Lease.

(B) an Assignment of Office Lease, Consent to Assignment of Office Lease, Landlord Estoppel and Tenant Estoppel substantially in the forms of Exhibits E-1 through E-4 hereto (the “Office Lease Assignment”),

(C) a Bill of Sale of the FF&E substantially in the form of Exhibit F hereto (the “Bill of Sale”),

(D) a Deed of Trademark Assignment, substantially in the form of Exhibit G hereto,

(E) an Assignment of License Agreement, a Consent to Assignment of License Agreement, End-User Estoppel and Vendor Estoppel for the Classic Lease Accounting Solutions Software substantially in the form of Exhibits H-1 though H—4 hereto (the “Software License Assignment”),

(F) the Servicing Agreement,

(G) the Subservicing Agreement,

(H) the Seller Financing Documents, and

(I) such other instruments necessary or appropriate to effect the transactions contemplated hereby as the Buyer and its counsel may reasonably request;

(4) the Buyer will execute, acknowledge (if appropriate), and deliver to the Seller:

(A) the Assignment and Assumption Agreement,

(B) the Office Lease Assignment,

(CD) the Bill of Sale,

(D) the Software License Assignment,

(E) the Servicing Agreement,

(F) the Subservicing Agreement,

(G) the Seller Financing Documents,

(H) the Closing Date Payment, and

(I) such other instruments necessary or appropriate to effect the transactions contemplated hereby as the Seller and its counsel may reasonably request.

(h) Sales Taxes. The Buyer will be responsible for and will remit all sales Tax related to the Finance Leases prior to the Closing Date to the extent that the Seller’s accounts receivable for sales Taxes are part of the Acquired Receivables and to the extent the Buyer receives a Buyer Credit for the amount of all such Taxes at the Closing.

(i) UCC Filings. Seller hereby gives the Buyer a limited power of attorney for a period of 90 days after the Closing Date to prepare, make ready for filing and file a UCC Financing Statement Amendment (a “UCC-3”) in order to show the Buyer as the secured party for each item of Finance Lease Equipment in each jurisdiction in which a UCC Financing Statement (a “UCC-1”) has been filed. The Buyer shall be responsible for all expenses associated with preparing and filing a UCC-3 for each item of Finance Lease Equipment, and the Seller shall pay or reimburse the Buyer for the filing fees.

(j) Insurance Coverage for the Finance Lease Equipment. If the Buyer in good faith establishes that any item of Finance Lease Equipment is not insured by the lessee as required under the associated Finance Lease, the Buyer shall have the right to require the Seller to repurchase the affected Finance Lease for the Repurchase Price for a period of 45 days after the Closing Date.

(k) Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with a schedule mutually determined by the Parties prior to the Closing.

(l) OFC Capital Corporation. On or before the Closing Date, the Buyer shall have the right to designate its Affiliate, OFC Capital Corporation (“OFC Capital”), as the party to which the Pre-Funded Leases, the Office Lease and the FF&E are to be transferred and assigned, in which case OFC Capital shall be the party to execute, acknowledge and deliver to the Seller the Finance Lease Assignment (with respect to the Pre-Funded Leases), the Office Lease Assignment and the Bill of Sale; provided, however, that such a designation of OFC Capital shall not relieve the Buyer of any of its obligations to the Seller hereunder.

3. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3) (except for any representation or warranty that specifically relates to an earlier date), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

(a) Organization of the Seller. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Alabama.

(b) Authorization of Transaction. The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of the Seller has duly authorized the execution, delivery, and performance of this Agreement by the

Seller. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions, except as such enforcement may be affected by bankruptcy and similar laws affecting creditors’ rights generally.

(c) Noncontravention. Subject to those consents listed in Section 3(c) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (1) violate any law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the articles of incorporation or bylaws of the Seller or (2) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any of the Finance Leases or any other agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of the Acquired Assets is subject (or result in the imposition of any Security Interest upon any of the Acquired Assets). The Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

(d) Brokers’ Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

(e) Title to Assets. The Seller has good and marketable title to, a leasehold interest in or a perfected security interest in all of the Acquired Assets. To the extent the Seller owns Acquired Assets, such ownership is free and clear of any Security Interest or restriction on transfer.

(f) Legal Compliance. The Seller has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) with respect to the Acquired Assets, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced, or to the Knowledge of Seller, threatened against Seller alleging any failure so to comply.

(g) Finance Leases.

(1) The Seller has made available to the Buyer copies of all forms of leases currently used by the Seller for leases originated by the Seller.

(2) The Contract Trial Balance attached hereto as Schedule 1.1 includes all the Finance Leases as of February 28, 2005.

(3) Title to each Finance Lease is vested in the Seller and each Finance Lease is free of liens, claims or encumbrances created by, through or under the Seller; and Seller’s assignment of the Finance Leases to the Buyer pursuant to this Agreement and to the Finance Lease Assignment transfers the Finance Leases to Buyer free of liens, claims or encumbrances created by, through or under the Seller;

(4) All Finance Lease Equipment is owned by the Seller free and clear of all liens, claims or encumbrances (except for the rights of the lessee pursuant to the applicable Finance Lease) or Seller has perfected security interests in all such Finance Lease Equipment; all such rights will be validly assigned and transferred by the Seller to the Buyer pursuant to this Agreement and the Finance Lease Assignment; the Seller has filed a financing statement with the appropriate governmental entity or entities in each jurisdiction where such filing is required;

(5) The Seller has not executed any other currently effective document, other than this Agreement, assigning or otherwise transferring to any other Person any interest in and to the Finance Leases or any rights thereunder or amounts due thereunder, or in and to any item of the Finance Lease Equipment or any other collateral for the Finance Leases;

(6) The lease payments due under the Finance Leases represent obligations properly owing to the Seller at the time and in the amounts set forth in the Contract Trial Balance as of February 28, 2005, and are free of any dispute, set off, right of rescission, counterclaim or defense;

(7) The Buyer will be provided at the Closing with the sole executed original chattel paper of the actual lease or financing agreement forming part of each of the Finance Leases; no duplicate or multiple originals of any lease, master lease, master lease schedule or financing agreement constituting part of the Finance Leases have been executed by the Seller or other lessor or secured party, the lessee having been provided with a photocopy only of such documents;

(8) The Seller has made available or will make available to the Buyer the executed originals (to the extent available) of all other documents forming part of each Finance Lease, and the entire agreement between the Seller and the lessee covering or related to the Finance Lease Equipment (and the lease or sale thereof) is contained in the applicable Finance Lease;

(9) The Seller has not received any prepaid monies on account of any Finance Lease which it will not turn over to the Buyer at the Closing;

(10) No outstanding lease payment owed to the Seller by a lessee under any Finance Lease is 90 days or more past-due and there exists under the Finance Leases no default or event (other than a failure to pay) which with the giving of notice or lapse of time or both would constitute such an event of default; in addition, (A) no lessee of any Finance Lease has filed or, to the Knowledge of the Seller, is contemplating filing for bankruptcy protection and (B) no party to any of the Finance Leases has filed or, to the Knowledge of the Seller, is contemplating filing a lawsuit against the Seller involving the relevant Finance Lease;

(11) As to any item of Finance Lease Equipment which is subject to title registration laws, such item has been properly titled and registered in accordance with the laws of the state where such Finance Lease Equipment is located (or, with respect to mobile equipment, from which its operations are based) and the Seller is shown on such title and registration as the registered owner, or in the case of the Finance Leases under which vehicles are leased, as the first priority lienholder;

(12) The Seller is duly qualified to do business as a foreign business entity in each jurisdiction where the failure to be so qualified would have a material adverse effect on the Buyer’s ability to enforce its rights with respect to any Finance Lease; and the Seller further has in full force and effect all filings, permits and other qualifications required in connection with the Seller’s entrance into or enforcement of such Finance Lease, except where the failure to qualify or have in effect such filings, permits and qualifications will not materially adversely affect the Buyer’s ability to enforce the Finance Lease;

(13) The Seller has made available (or will make available at the Closing) to the Buyer all material credit (including payment histories) and other information received by the Seller with respect to each Finance Lease, the related lessee, any guarantor thereof and the subject transaction generally, and there are not any material inaccuracies or omissions therein;

(14) The documents comprising the Finance Leases comply in all material respects with all applicable laws, rules and regulations (including, without limitation, fair credit, billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and are enforceable against the Seller in accordance with their respective terms, except as such enforcement may be affected by bankruptcy and similar laws affecting creditors’ rights generally; each such document has been duly executed by the Seller if it required such execution, and duly authorized (based solely on the Seller’s review of authorization documents provided to it by the lessee), executed to the extent such execution was required, and delivered by the other parties thereto and the amounts and number of the payments set forth therein are true and correct; the Seller is not in default under or in violation of any obligations to be performed by it under any of the Finance Leases, nor, subject to those consents listed in Section 3(c) of the Disclosure Schedule, does any condition exist which, upon the giving of notice, the lapse of time, or both would constitute such a default by the Seller;

(15) To the Seller’s Knowledge, each applicable item of Finance Lease Equipment has been accepted by the lessee for all purposes of the lease or financing agreement forming part of the Finance Leases and is, to the Seller’s Knowledge, in the possession of the lessee at the location set forth in the applicable Finance Lease; the description of each applicable item of Finance Lease Equipment contained in the Finance Leases is true and accurate in all material respects, and to the Knowledge of Seller, there is not any material casualty to or loss of any item of the Finance Lease Equipment;

(16) The relevant transaction with respect to each Finance Lease was consummated in all material respects in accordance with all laws binding upon the Seller and, to the Knowledge of Seller, binding upon the lessee; and

(17) No outstanding lease payment owed to the Seller by a lessee under a Finance Lease is currently 90 days or more past due; no Finance Lease has had a lease payment owed to the Seller by the lessee thereunder become 90 days or more past due during the time that Seller has performed the servicing on such Finance Lease, nor to the Seller’s Knowledge, during any time since its inception during which the Seller did not perform the servicing.

(18) Except with respect to the Past Due Leases, (A) no outstanding lease payment owed to the Seller by a lessee under a Finance Lease is currently 30 days or more past due, and (B) no Finance Lease has had a lease payment owed to the Seller by the lessee thereunder become 30 days or more past due during the time that the Seller has performed the servicing on such Finance Lease, nor to the Seller’s Knowledge, during any time since its inception during which the Seller did not perform the servicing.

(h) Perfect Pay Agreements.

(1) The Seller has made available to the Buyer (or will make available to the Buyer before Closing) copies of all of the Perfect Pay Agreements, together with all modifications, amendments and riders thereto.

(2) The Contract Trial Balance attached hereto as Schedule 1.1 includes all the Perfect Pay Agreements as of February 28, 2005.

(3) Title to each Perfect Pay Agreement is vested in the Seller and each Perfect Pay Agreement is free of liens, claims or encumbrances created by, through or under the Seller or Seller has a perfected security interest in each Perfect Pay

Agreement; and Seller’s assignment of the Perfect Pay Agreements to the Buyer pursuant to this Agreement and to the Finance Lease Assignment transfers the Perfect Pay Agreements to the Buyer free of liens, claims or encumbrances created by, through or under the Seller;

(4) The Seller has not executed any other currently effective document, other than this Agreement, assigning or otherwise transferring to any other Person any interest in and to the Perfect Pay Agreements or any rights thereunder or amounts due thereunder, or in and to any collateral for the Perfect Pay Agreements;

(5) The Buyer will be provided at the Closing with the executed original of each Perfect Pay Agreement and all term sheets given in connection therewith;

(6) The Seller has not received any prepaid monies on account of any Perfect Pay Agreement which it will not turn over to the Buyer at the Closing;

(7) No outstanding lease payment owed to the Seller by a borrower or lessee under any Perfect Pay Agreement is 90 days or more past-due and there exists under the Perfect Pay Agreements no default or event (other than a failure to pay) which with the giving of notice or lapse of time or both would constitute such an event of default; in addition, (A) no borrower or lessee under any of the Perfect Pay Agreements has filed or, to the Knowledge of the Seller, is contemplating filing for bankruptcy protection and (B) no party to any of the Perfect Pay Agreements has filed or, to the Knowledge of the Seller, is contemplating filing a lawsuit against the Seller involving the relevant Perfect Pay Agreement;

(8) The Seller has made available (or will make available at the Closing) to the Buyer all material credit (including payment histories) and other information received by the Seller with respect to each Perfect Pay Counterparty under each Perfect Pay Agreement, and there are not any material inaccuracies or omissions therein;

(9) The documents comprising the Perfect Pay Agreements comply in all material respects with all applicable laws, rules and regulations (including, without limitation, fair credit, billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and are enforceable against the Seller in accordance with their respective terms, except as such enforcement may be affected by bankruptcy and similar laws affecting creditors’ rights generally; each such document is genuine and has been duly executed by the Seller if it required such execution, and duly authorized (based solely on the Seller’s review of authorization documents provided to it by the lessee), executed to the extent such execution was required, and delivered by the other parties thereto and the amounts and number of the payments set forth therein are true and correct; the Seller is not in default under or in violation of any obligations to be performed by it under any of the Perfect Pay Agreements, nor, subject to those consents listed in Section 3(c) of the Disclosure Schedule, does any condition exist which, upon the giving of notice, the lapse of time, or both would constitute such a default by the Seller; and

(10) The relevant transaction with respect to each Perfect Pay Agreement was consummated in all material respects in accordance with all laws binding upon the Seller and, to the Seller’s Knowledge, binding upon the Perfect Pay Counterparty.

(11) There are no obligations on Seller to make additional funding under the Perfect Pay Agreements after the date of this Agreement.

(i) Office Lease. The Seller has delivered to the Buyer a correct and complete copy of the Office Lease (as amended to date). With respect to the Office Lease:

(1) the Office Lease is a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be affected by bankruptcy and similar laws affecting creditors’ rights generally;

(2) Seller is not, and to the Knowledge of Seller no other party to the Office Lease is, in breach or default, and to the Knowledge of Seller no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(3) other than pursuant to the Office Lease Assignment, the Seller has not assigned, transferred, conveyed, mortgaged, or encumbered any interest in the usufruct; and

(4) the Office Lease facilities are supplied with utilities and other services necessary for the operation of said facilities as currently being operated.

(j) Intellectual Property.

(1) The Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission the Seller Intellectual Property. Subject to those consents listed in Section 3(c) of the Disclosure Schedule, each item of the Seller Intellectual Property used by the Seller immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. The Seller has taken all necessary and desirable action to maintain and protect each item of the Seller Intellectual Property.

(2) To the Knowledge of Seller, the Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties with respect to the Seller Intellectual Property, and the Seller has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Seller must license or refrain from using any intellectual property rights of any third party). To the Knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with the Seller Intellectual Property.

(3) Section 3(j) of the Disclosure Schedule identifies each registration which has been issued to the Seller with respect to any of the Seller Intellectual Property, identifies each pending application for registration which the Seller has made with respect to any of the Seller Intellectual Property, and identifies each license, agreement, or other permission which the Seller has granted to any third party with respect to any of the Seller Intellectual Property (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 3(j) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by the Seller in connection with the OFC Business. With respect to each item of the Seller Intellectual Property that is owned by the Seller:

(A) the Seller possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or to the Knowledge of Seller is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(D) the Seller has not ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(4) Section 3(j) of the Disclosure Schedule identifies each item of the Seller Intellectual Property that any third party owns and that the Seller uses pursuant to license, sublicense, agreement, or permission. The Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Seller Intellectual Property that is not owned by the Seller:

(A) the license, sublicense, agreement, or permission covering the item is a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be affected by bankruptcy and similar laws affecting creditors’ rights generally;

(B) the Seller is not, and to the Knowledge of the Seller no other party to the license, sublicense, agreement, or permission is, in breach or default, and to the Seller’s Knowledge no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(C) the Seller has not, and to the Knowledge of the Seller, no other party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(D) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge by or through the Seller;

(E) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or to the Knowledge of the Seller is threatened which challenges the legality, validity, or enforceability of the underlying item of Seller Intellectual Property; and

(F) the Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(5) To the Knowledge of the Seller, the Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the operation of the OFC Business as presently conducted.

(k) Notes and Accounts Receivable. All of the Acquired Receivables are reflected properly on the Seller’s books and records and are valid receivables and are subject to no setoffs or counterclaims.

(l) Litigation. Section 3(l) of the Disclosure Schedule sets forth each instance in which the Seller (1) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge with respect to the OFC Business, or (2) is a party or to the Knowledge of the Seller is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator with respect to the OFC Business. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 3(l) of the Disclosure Schedule is reasonably likely to have any material adverse effect on the Buyer’s ability to collect the Acquired Receivables.

(m) Product Warranty. No item of the Finance Lease Equipment is subject to any guaranty, warranty, or other indemnity granted by the Seller beyond the applicable terms and conditions of the Finance Lease.

(n) Product Liability. Except as set forth in Section 3(l) of the Disclosure Schedule, there are no pending, nor to the Seller’s Knowledge any threatened, actions, suits, proceedings, hearings, investigations, charges, complaints, claims, or demands against the Seller arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product sold, leased, or delivered by the Seller under a Finance Lease.

(o) Employees. There are no employee grievances, claims of unfair labor practices, claims under the Americans with Disabilities Act of 1990 or other employment-related claims currently pending, or to the Seller’s Knowledge threatened, against the Seller by a Transferred Employee.

(p) Bulk Transfer Laws. The Seller does not need to comply with the provisions of any bulk transfer laws in any jurisdiction in connection with the transaction contemplated by this Agreement.

(q) Contract Trial Balance. The information about the Finance Leases and Perfect Pay Agreements set forth in the Contract Trial Balance as of February 28, 2005 is true and correct in all material respects.

4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4) (except for any representation or warranty that specifically relates to an earlier date).

(a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia.

(b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of the Buyer has duly authorized the execution, delivery, and performance of this Agreement by the Buyer. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, except as such enforcement may be affected by bankruptcy and similar laws affecting creditors’ rights generally.

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (1) violate any law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its articles of incorporation or bylaws, or (2) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. Except for the Buyer Affiliate Regulatory Approvals, neither the Buyer nor any of its Affiliates is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

(d) Brokers’ Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

(e) Permits. Buyer will have on the Closing Date all franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies necessary to conduct the OFC Business as presently conducted.

5. Repurchase and Indemnification.

(a) Seller’s Repurchase Obligation.

(1) If any representation or warranty by the Seller in Section 3(e), 3(f), 3(g) or 3(h) hereof proves to have been incorrect or misleading in any material respect when made or deemed to have been made, which adversely affects any Finance Lease, Perfect Pay Agreement or Finance Lease Equipment, the Seller shall have 30 days from the date the Seller receives notice pursuant to Section 10(h) specifying the breach to cure its breach. If the Seller fails to cure within 30 days, the Buyer will have the right to require the Seller to repurchase the affected Finance Leases and Perfect Pay Agreements upon ten (10) days notice for an amount equal to the Repurchase Price of the affected Finance Leases and Perfect Pay Agreements (plus any applicable taxes), whereupon Buyer shall assign to the Seller the Buyer’s interest in the affected Finance Leases and Perfect Pay Agreements and the related Finance Lease Equipment without warranty other than against liens or encumbrances of Persons claiming by, through or under the Buyer (other than those of the related lessees or resulting from a failure of performance of another party’s obligations under the affected Finance Leases and Perfect Pay

Agreements). The repurchased Finance Leases and Perfect Pay Agreements shall thereafter be “Alfa Leases” under the terms of the Servicing Agreement, and the Buyer shall be obligated to service such repurchased Finance Leases and Perfect Pay Agreements according to the terms of the Servicing Agreement. Notwithstanding the foregoing, Seller may, at its sole option, elect not to repurchase the affected Finance Leases or Perfect Pay Agreements, in which event the Seller would pay to the Buyer the Repurchase Price of the affected Finance Leases and Perfect Pay Agreements and the Buyer would retain the affected Finance Leases but thereafter forward to the Seller any payments the Buyer receives from the lessee or any other party under such affected Finance Leases and Perfect Pay Agreements.

The Seller acknowledges and agrees that its obligations under this Section 5(a) will not be affected by any commercially reasonable modification or extension of or waiver relating to the Finance Leases or Perfect Pay Agreements, any release of a guarantor of or collateral for the Finance Leases or Perfect Pay Agreements or any other commercially reasonable actions the Buyer may take in administering or enforcing the Finance Leases or Perfect Pay Agreements.

(2) The Buyer shall notify the Seller within (30) days after the Closing Date of any Finance Lease or Perfect Pay Agreement which was an Excluded Lease as of the Closing Date, and the Seller shall repurchase such Finance Lease or Perfect Pay Agreement at its then-applicable Net Book Value within ten (10) days after receipt of such notice. Any such repurchased Finance Lease or Perfect Pay Agreement shall thereafter be an “Alfa Lease” under the Servicing Agreement, and the Buyer shall be obligated to service such repurchased Finance Leases and Perfect Pay Agreements according to the terms of the Servicing Agreement.

(b) Indemnification Provisions for Benefit of the Buyer.

(1) In the event the Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of its representations, warranties, or covenants contained in this Agreement, other than those representations and warranties contained in Sections 3(e), 3(f), 3(g) and 3(h), and provided that the Buyer, promptly after learning of such breach, makes a written claim for indemnification against the Seller pursuant to Section 10(h) below (specifying the breach in reasonable detail) within five (5) years after the Closing Date and the Seller fails to cure such breach within 30 days after the Seller’s receipt of such written claim for indemnification, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(2) The Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Retained Liability (including any Liability of the Seller that becomes a Liability of the Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, under any transferee liability rules resulting from the failure of the Seller to pay any Taxes, or otherwise by operation of law).

(3) In addition to the indemnification provided for in (1) and (2) of this Section 5(b), the Seller agrees to indemnify the Buyer for any Loss the Buyer may incur with respect to a Past Due Lease or a VenCore Receivable that becomes a Defaulted Receivable, provided that the aggregate of all such Losses shall not exceed an amount equal to the sum of (i) 15% of the aggregate Net Book Value of the Past Due Leases as of the Closing Date, and (ii) 35% of the aggregate Net Book Value of the VenCore Receivables as of the Closing Date (the “Recourse Pool”). Schedule 5 shows the amount of the Recourse Pool as of February 28, 2005, and such schedule will be updated in accordance with Section 2(c)(3)(A). In the event that a Past Due Lease or a VenCore Receivable becomes a Defaulted Receivable, the Buyer shall, within 30 days thereafter, notify the Seller and propose a plan for seeking Recovery under such Defaulted Receivable. The Seller shall then have 15 days in which to request changes to such proposed plan, after which the Buyer shall use its best efforts to implement promptly the plan as it may have been modified by the Seller, and such response by the Seller (or failure to respond) shall be the consent required by Section 2.3 of the Servicing Agreement. The Buyer will keep the Seller informed on a reasonable basis of the progress in implementing such Recovery plan. Upon completion of the Recovery plan, the Buyer shall be entitled to request payment from the Seller for the Losses associated with the Defaulted Receivable under this Section 5(b)(3). Not more often than monthly, the Buyer will deliver to the Seller in writing a schedule showing the amount of any Losses claimed and reasonable detail showing how such Losses were computed, including identifying each Defaulted Receivable and the underlying Past Due Lease or VenCore Receivable, and certifying that all applicable Recoveries have been accounted for. During the thirty-day period after the Seller receives any such schedule, the Buyer shall make available at the Seller’s request all books, records and personnel reasonably necessary for the Seller to confirm the amounts set forth in such schedule, and the Seller shall notify the Buyer during such thirty-day period of any objections to such schedule. If the Seller has no such objections, the Seller shall pay the amount of the Losses to the Buyer not later than the thirty-fifth (35th) day after receiving the schedule. If the Seller has such objections, then the parties shall negotiate in good faith for a period of at least thirty days to resolve the differences, and absent a resolution, the parties shall be free to pursue whatever remedies are otherwise available. Upon payment of a Loss by the Seller, the Buyer shall immediately assign to the Seller all of the Buyer’s interest in the Defaulted Receivable and related Finance Lease Equipment (to the extent of the related Loss paid by the Seller) and, at the election of the Seller, such Defaulted Receivable shall thereafter be an “Alfa Lease” under the Servicing Agreement, and the Buyer shall be obligated to service such Defaulted Receivable according to the terms of the Servicing Agreement. To the extent that there is any subsequent Recovery with respect to such Defaulted Receivable under the Servicing Agreement or otherwise, the amount of such Recovery shall be paid to the Seller when it is received and the Recourse Pool will be increased by an amount equal to 72% of such Recovery (after deducting the attorneys’ fees and other collections expenses of the Buyer that are reimbursed by the Seller pursuant to the Servicing Agreement).

(c) Indemnification Provisions for Benefit of the Seller.

(1) In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained in this Agreement, provided that the Seller, promptly after learning of such breach, makes a written claim for indemnification against the Buyer pursuant to Section 10(h) below (specifying the breach in reasonable detail) within five (5) years after the Closing Date and the Buyer fails to cure such breach within 30 days after the Buyer’s receipt of such written claim for indemnification, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(2) The Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Assumed Liability.

(d) Matters Involving Third Parties.

(1) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 5, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(2) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the

Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim), (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(3) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 5(d)(2) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(4) In the event any of the conditions in Section 5(d)(2) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 5.

(e) Other Indemnification Provisions. Each Party’s sole and exclusive remedy for any breach of this Agreement by the other Party shall be the provisions in Section 5; provided, however, that nothing herein shall limit in any way any Party’s remedies in respect of fraud by the other Party in connection herewith or the transactions contemplated hereby, or the rights of a Party to such equitable remedies as may be available in respect of fraud. Each Party shall use commercially reasonable efforts to mitigate, reduce or eliminate the amount of any Adverse Consequences to such Party.

6. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

(b) Notices and Consents. Without limiting the generality of Section 6(a), the Buyer shall cause its Affiliates to use their reasonable best efforts to obtain as quickly as possible the Buyer Affiliate Regulatory Approvals and to provide the Seller with information reasonably requested by the Seller from time to time regarding the status of such approvals. The Seller will use its reasonable best efforts to obtain the third party consents identified in Schedule 7; provided, however, that with respect to the three third party consents needed in order for the Seller to enter into the Subservicing Agreement, the Seller and the Buyer agree to use commercially reasonable efforts to negotiate and enter into any intercreditor or similar agreement(s) requested by such third parties in connection with the Lockbox Account (as defined in the Servicing Agreement). The Parties acknowledge that the Seller may undertake to terminate all of its Inactive Master Leases, and that none of the Inactive Master Leases will be assigned to the Buyer. As soon as practicable after the date hereof, each of the Seller and the Buyer shall make its necessary filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and use commercially reasonable efforts to obtain approval thereof, and the Seller and the Buyer shall promptly notify the other party of any notices or communications from any governmental authority with respect to such filings.

(c) Operation of Business. With respect to the OFC Business, the Seller will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. The Buyer will take actions necessary to ensure that the Seller does not remain liable under the Office Lease after the Closing Date, including providing the landlord with a guaranty made by the Buyer’s Affiliate, MidCountry Financial Corp. The Seller shall cooperate with the Buyer at the Buyer’s request to obtain consents from the Perfect Pay Counterparties to modifications to the Perfect Pay Agreements as desired by the Buyer, but such modifications and consents shall not be conditions to the Closing.

(d) Preservation of Business. With respect to the OFC Business, the Seller will (i) keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees and (ii) continue to perform its obligations under the Finance Leases and the Perfect Pay Agreements arising prior to the Closing, including the timely filing of returns for and payment of all related property and sales, use and other applicable Taxes.

(e) Access. The Seller will permit representatives of the Buyer, at the Buyer’s expense, to have reasonable access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the OFC Business at all reasonable times during the Seller’s normal business hours, provided that Buyer provides Seller advance notice and conducts itself in a manner that does not interfere with the normal operations of the Seller’s business.

(f) Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 6(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(g) Transferred Employees. The Buyer, or one of its Affiliates, will offer to employ, in a comparable job effective on the Closing Date, each of the Transferred Employees who is an employee of the Seller’s Affiliate, Alfa Mutual Insurance Company, immediately prior to the Closing. With respect to each Transferred Employee who accepts the Buyer’s employment offer, the Buyer (or its applicable Affiliate) will (1) grant such Transferred Employee credit for all service with the Seller and its Affiliates prior the Closing Date for purposes of eligibility and vesting (but not benefit accrual) under the Buyer’s (or its applicable Affiliate’s) employee benefit plans, including vacation, sick pay, and profit sharing and pension plans, (2) waive any pre-existing condition exclusion and actively-at-work requirements for purposes of Buyer’s medical insurance plan, provided that Buyer receives a certificate of at least 12 months of creditable coverage for each such Transferred Employee and each such Transferred Employee is not disabled on the Closing Date, and (3) waive any pre-existing condition exclusion for purposes of Buyer’s disability insurance plan, to the extent of prior coverage provisions. With respect to part-time employees, all of the foregoing is subject to the eligibility provisions of the Buyer’s employee benefit plans, medical insurance plan and disability insurance plan.

7. Conditions to Obligation to Close.

(a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(1) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

(2) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(3) the Seller (with cooperation from the Buyer as set forth in Section 6) shall have procured all of the consents specified in Schedule 7;

(4) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (C) affect materially and adversely the right of the Buyer to own the Acquired Assets and operate the former business of the Seller;

(5) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 7(a)(1)-(4) is satisfied in all respects;

(6) the Seller shall have executed and delivered to the Buyer all instruments and documents required to be delivered under Section 2(g)(3) above;

(7) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be in accordance with the terms of this Agreement or otherwise reasonably satisfactory in form and substance to the Buyer;

(8) The Buyer’s Affiliates shall have obtained the Buyer Affiliate Regulatory Approvals; and

(9) All governmental authority approvals for the HSR Act filings described in Section 6(b) shall have been obtained, or the applicable waiting period under the HSR Act shall have expired or been terminated.

The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(1) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

(2) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(3) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect materially and adversely the amount or character of the Retained Liabilities or Seller’s business other than the OFC Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(4) there shall have occurred no material adverse change in the assets, results of operations or financial condition of the Buyer, and no event that would be an “Event of Default” under the terms of the Seller Financing Documents;

(5) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 7(b)(1)-(4) is satisfied in all respects;

(6) the Buyer shall have executed and delivered to the Seller all instruments and documents required to be delivered under Section 2(g)(4) above;

(7) the Seller (with cooperation from the Buyer as set forth in Section 6) shall have procured all of the consents specified in Schedule 7;

(8) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be in accordance with the terms of this Agreement or otherwise reasonably satisfactory in form and substance to the Seller; and

(9) All governmental authority approvals for the HSR Act filings described in Section 6(b) shall have been obtained, or the applicable waiting period under the HSR Act shall have expired or been terminated.

The Seller may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing.

8. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

(a) General. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 5 above). The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data that is part of the Acquired Assets; provided, however, that the Seller shall be entitled to retain copies of any and all such materials; and provided, further, that the Buyer shall retain all such materials for not less than seven years after the Closing and, during such period, the Seller shall have the right, at its expense, to access and made copies of such materials for any reasonable business purpose upon reasonable notice to the Buyer. After Closing, the Buyer will cause its employees to cooperate on a timely basis with the Seller in providing to the Seller financial, tax and other information about the OFC Business that the Seller shall reasonably request in order to complete the Seller’s reporting obligations regarding the period up to and including the Closing Date.

(b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction occurring, arising or relating to any time on or prior to the Closing Date involving the Seller, each of the Parties will cooperate with the other Party and its counsel as may be reasonably requested, including by making available its personnel, and providing such testimony and access to its books and records as shall be necessary in connection with the prosecution, contest or defense, all at the sole cost and expense of the prosecuting, contesting or defending Party (unless the prosecuting, contesting or defending Party is entitled to indemnification therefor under Section 5 above).

(c) Transition. For a period of not less than three (3) years after the Closing Date, with respect to the OFC Business, the Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Seller from maintaining the same business relationships with the Buyer after the Closing as it maintained with the Seller prior to the Closing, except as may incidentally occur as the result of the Seller’s Ordinary Course of Business. The Seller will refer to the Buyer all customer inquiries relating to the OFC Business from and after the Closing.

(d) Confidentiality. Subject to Section 8(a) above, the Seller will treat and hold as confidential all of the Confidential Information, and refrain from using any of the Confidential Information except in connection with this Agreement. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 8(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, it may disclose the Confidential Information to the tribunal; provided, however, that the disclosing party shall use its best efforts to obtain, at the request and the expense of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

(e) Payments Meant for the Buyer. If the Seller receives any payments (including rents and insurance proceeds) that are part of the Acquired Assets, it will remit such payments to the Buyer within five (5) Business Days of receipt.

(f) Payments Meant for the Seller. If the Buyer receives any payments (including rents and insurance proceeds) that relate to the OFC Business and are not part of the Acquired Assets, it will remit such payments to the Seller within five (5) Business Days of receipt.

(g) Use of the Seller’s Name. Subject to the terms of the Servicing Agreement and Subservicing Agreement, and notwithstanding any provision of this Agreement to the contrary, and for the avoidance of doubt, under no circumstances shall Buyer or any of its Affiliates use or have the right to use the name “Alfa,” the domain name “alfa-ins.com,” any derivation thereof, and any related trademarks and service marks.

(h) Use of the Name “OFC”. Neither the Seller nor any of its Affiliates shall use the name “OFC,” except to the extent that such name appears on Excluded Leases or with respect to Retained Liabilities of the OFC Business.

9. Termination.

(a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

(1) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(2) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before August 31, 2005, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement or the failure results from Force Majeure); and

(3) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before August 31, 2005, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement or the failure results from Force Majeure).

(b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

10. Miscellaneous.

(a) Survival of Representations and Warranties. All of the representations and warranties of the Parties in this Agreement shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of five (5) years from the Closing Date.

(b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure).

(c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d) Entire Agreement. This Agreement (including the documents referred to herein and the Confidentiality Agreement) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Notices. Any notice or other communication to be given hereunder shall be in writing and shall be deemed sufficient when (i) mailed by United States certified mail, return receipt requested, (ii) mailed by overnight express mail, (iii) sent by facsimile or telecopy machine, followed by confirmation mailed by first-class mail or overnight express mail, or (iv) delivered in person, at the address set forth below, or such other address as a Party may provide to the other in accordance with the procedure for notices set forth in this Section:

If to the Seller:

Alfa Financial Corporation.

2108 East South Boulevard

Montgomery, Alabama 36191

Attention: Al Schellhorn

Telephone: 334-613-4722

Telecopy: 334-394-3184

and

Alfa Financial Corporation.

2108 East South Boulevard

Montgomery, Alabama 36191

Attention: Gordon Carter, Esq.

Telephone: 334-613-4434

Telecopy: 334-394-3114

with a copy (which shall not constitute notice) to:

Alston & Bird LLP

1201 W. Peachtree Street

Atlanta, Georgia 30309

Attention: Susan Wilson, Esq.

Telephone: 404-881-7974

Telecopy: 404-881-4777

If to the Buyer:

OFC Servicing Corporation.

201 Second Street, Suite 950

Macon, GA 31201

Attention: Robert F. Hatcher

Telephone: 478-746-8222

Telecopy: 478-746-8005

with a copy (which shall not constitute notice) to:

Richard A. Hills, Jr.

Executive Vice President and General Counsel

MidCountry Financial Corp.

1201 West Peachtree Street, Suite 3500

Atlanta, GA 30309

Telephone: 404-888-7419

Telecopy: 404-870-4874

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia.

(j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l) Expenses. The Buyer and the Seller will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except as expressly set forth in the Seller Financing Documents.

(m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this

Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, as appropriate. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. Certain defined terms appear in bold print throughout this Agreement for the purpose of the reader’s convenience, and such bold print shall not affect in any way the meaning or interpretation of this Agreement.

(n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(o) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

*****

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

“Seller”

ALFA FINANCIAL CORPORATION

By:	/s/ Jerry A. Newby
Name:	Jerry A. Newby
Title:	President and Chief Executive Officer

“Buyer”

OFC SERVICING CORPORATION

By:	/s/ Richard A. Hills, Jr.
Richard A. Hills, Jr., Vice President

LIST OF EXHIBITS

Exhibit A	Form of Loan and Security Agreement with exhibits
Exhibit B	Form of Servicing Agreement
Exhibit C	Form of Subservicing Agreement
Exhibit D	Form of Assignment and Assumption Agreement
Exhibit E-1 to E-4	Form of Office Lease Assignment
Exhibit F	Form of Bill of Sale
Exhibit G	Form of Deed of Trademark Assignment
Exhibit H-1 to H-4	Form of Software License Assignment

LIST OF SCHEDULES

Schedule 1.1	Contract Trial Balance
Schedule 1.2	FF&E
Schedule 1.3	Other Receivables
Schedule 1.4	Past Due Leases
Schedule 1.5	Pending Leases
Schedule 1.6	Perfect Pay Counterparties
Schedule 1.7	Pre-Funded Leases
Schedule 1.8	Prepaid Expenses
Schedule 1.9	Reserve Listing
Schedule 1.10	Seller Intellectual Property
Schedule 1.11	Transferred Employees
Schedule 1.12	UNL Leases
Schedule 1.13	Vehicle Leases
Schedule 1.14	VenCore Receivables
Schedule 2	Settlement Statement
Schedule 5	Recourse Pool
Schedule 7	Consents Required for Closing

Disclosure Schedule:

Section 3(c)	Consents
Section 3(j)	Seller Intellectual Property
Section 3(l)	Litigation